UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-A/12 B/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ANAREN, INC.
(Exact name of registrant as specified in its charter)

New York	16-0928561
(State of incorporation or organization)	(IRS Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York	13057
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Security Act registration statement to which this form relates:  Not applicable (if applicable)

Securities to be Registered pursuant to Section 12(g) of the Act:  None

Item 1. Description of Registrant's Securities to be Registered.

On November 1, 2013, Anaren, Inc., a New York corporation (the “Company”) entered into  Amendment No. 1 to Shareholder Protection Rights Agreement (the “Rights Agreement Amendment”), to amend its existing rights agreement, which was adopted as of April 8, 2011 (the “Existing Rights Agreement” and, as amended by the Rights Agreement Amendment, the "Amended Rights Agreement").

The Rights Agreement Amendment amends the Existing Rights Agreement as follows:

(i) exempts any persons that the Board of Directors approves as exempt from the Rights Plan (any such person, an "Exempt Person"), (ii) renders the rights issued pursuant to the Rights Plan inapplicable to any business combination (including a merger or consolidation), tender or exchange offer approved by the Board of Directors (any such transaction an "Exempt Transaction") and (iii) provides that in the event that any Exempt Transaction results in the cancellation, conversion or termination of any or all of the shares of Company common stock, the rights associated with such shares of Company common stock shall, without any payment, automatically terminate and be cancelled simultaneously with the cancellation, conversion or termination of such shares.

The Board of Directors has determined that the transactions contemplated by the Agreement and Plan of Merger, dated as of November 4, 2013, by and among the Company, ANVC Holding Corp., a Delaware corporation, and ANVC Merger Corp., a New York corporation is an "Exempt Transaction" under the Amended Rights Agreement.

The Company described the material terms of the Existing Rights Agreement in Item 1 of its Registration Statement on Form 8-A, dated April 27, 2011 and incorporates that description herein by this reference, appropriately modified as set forth above.  The foregoing is only a summary of certain terms and conditions of the Amended Rights Agreement and is qualified in its entirety by reference to the Amended Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 4, 2013 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1
Shareholder Protection Rights Agreement, dated as of April 8, 2011, between Anaren, Inc. and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed April 27, 2011 and incorporated herein by reference)

4.2
Amendment No. 1 to Shareholder Protection Rights Agreement dated as of November 1, 2013, to the Shareholder Protection Rights Agreement, dated as of April 8, 2011, between Anaren, Inc. and American Stock Transfer & Trust Company, LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ANAREN, INC.

By: /s/ Lawrence A. Sala
Lawrence A. Sala
President and CEO

Date:  November 4, 2013